EXHIBIT 10.1

In this document, “[***]” indicates that certain confidential information has been redacted from this document because it is both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed.

August 21, 2019

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, FL 32207

Attn: James Brown, Chief Financial Officer

Re:    Credit Card Program Agreement

Dear James:

Reference is made to that certain Amended and Restated Co-Brand and Private Label Credit Card Consumer Program Agreement, dated February 24, 2016, by and between Stein Mart, Inc. and Synchrony Bank, as amended by amendments dated as of May 9, 2016, as of September 13, 2016, as of February 22, 2018 and as of November 20, 2018 (collectively, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 10.2(p) of the Agreement, the Bank has a right to terminate the Agreement if Retailer fails to meet the financial covenants and comply with the terms set forth in Schedule 10.2(p) (collectively, “Financial Covenants”). In lieu of requiring the Retailer to provide collateral to the Bank in consideration of a waiver of a failure to satisfy these covenants, the Bank and Retailer have agreed to amend the Agreement and to waive the Retailer’s obligation to comply with the Financial Covenants based on Retailer’s financial results through and including October 31, 2020 (the “Exemption Period”). Thereafter, Retailer shall be required to satisfy the Financial Covenants and the Financial Covenants will remain in full force and effect in all subsequent periods during the Term.

In addition, the parties agree from September 1, 2019 through the end of the Exemption Period the Agreement will be amended to apply a Retailer Royalty of [***] ([***] basis points) and Acquisition Bounty Payments of $[***] for each Co-Brand Account and $[***] for each Private Label Account. Thereafter, the Retailer Royalty and Acquisition Bounty Payments set forth in Schedule 4.1 of the Agreement shall apply for the remainder of the Term.

This letter agreement amends the Agreement and supersedes and replaces in its entirety all discussions, understandings and agreements, written or oral, between the parties after November 20, 2018 relating to the Retailer’s failure to satisfy the Financial Covenants. For avoidance of doubt the Fourth Amendment to the Agreement is not superseded. Except as amended by this letter agreement, the Agreement remains in full force and effect. Kindly indicate your acceptance of the terms of this letter agreement by signing the Acknowledgement below. Thank you.

Sincerely,

/s/ Jack Thayer
Jack Thayer, SVP, General Manager – Diversified Client Group

ACKNOWLEDGED AND AGREED

this 21 day of August, 2019:

STEIN MART, INC.

By:	/s/ D. Hunt Hawkins

Name:	D. Hunt Hawkins